Exhibit 5.1

June 13, 2005

Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, TX 75252

Re:	Alliance Data Systems Corporation Registration Statement on Form S-8, filed on June 13, 2005

Ladies and Gentlemen:

      We have acted as counsel to Alliance Data Systems Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8 (as the same may be amended from time to time, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offer and sale by the Company of up to 4,750,000 shares (the “Offered Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Alliance Data Systems Corporation 2005 Long Term Incentive Plan, as such plan is described in the Registration Statement (the “Plan”).

      We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that the Offered Shares will be issued for not less than par value per share.

      Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement has become effective under the Act and when the Offered Shares have been issued, sold and delivered in compliance with the Plan and applicable federal and state securities laws and in the manner described in the Registration Statement, the Offered Shares will be duly authorized, validly issued, fully paid and non-assessable.

      The opinions in this letter are qualified in their entirety and subject to the following:

      A. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Alliance Data Systems Corporation
June 13, 2005

      B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

      We hereby consent to the reference to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP